Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces Closing of China Joint Venture Agreement
with Dai Nippon Printing

BROOKFIELD, CT—(Marketwired  – January 5, 2018) —

•	Extends successful Taiwan partnership into growing and strategically important China semiconductor market

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced the successful closing of the previously announced joint venture agreement with Dai Nippon Printing Co., Ltd. (DNP) (Tokyo Stock Exchnage:7912), focused on serving semiconductor manufacturers in China.

"We are pleased to have finalized this agreement and look forward to expanding our successful three-year partnership with DNP into mainland China,” said Peter Kirlin, chief executive officer. “Many thanks to the entire team in Taiwan, Japan, and the US to quickly close this transaction. With the agreement now officially established, we can jointly focus on meeting our customers’ needs and more effectively competing together for the growing semiconductor photomask market in China.”

A subsidiary of DNP acquired 49.99% of Photronics’ wholly foreign owned entity in Xiamen, China, with Photronics maintaining an ownership of 50.01%. The joint venture’s results will be included in the consolidated financial statements of Photronics. The joint venture, called Photronics DNP Mask Corporation Xiamen (PDMCX), was effective at 12:00 a.m., China time, January 5, 2018.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.